MAIDENFORM BRANDS, INC. REPORTS THIRD QUARTER 2009 RESULTS AND RAISES FULL YEAR OUTLOOK FOR 2009

•	Net sales increased 14.3%

•	Wholesale segment net sales increased 17.9%

•	Shapewear net sales increased 14.5%

•	GAAP Earnings per share increased 86.1%

•	Non-GAAP Earnings per share increased 16.7%

Iselin, New Jersey, November 10, 2009—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported third quarter 2009 net sales of $128.7 million, an increase of 14.3% over the third quarter of 2008, driven by continued strength in its core bra and shapewear businesses, replenishment of its Donna Karan® and DKNY® licensed brands, the introduction of new programs with off-price retailers and sales to a specialty retailer.

Reported earnings per share (EPS) of $0.67 for the third quarter of 2009 were up 86.1% as compared to EPS of $0.36 in the third quarter of 2008.  During the third quarter, the Company recorded a non-cash, one-time benefit of $0.25 per share primarily associated with the recognition of additional net deferred tax assets described later in this press release.  Excluding this gain, non-GAAP earnings per share increased 16.7% to $0.42 per share versus $0.36 per share in the third quarter of 2008.

Maurice S. Reznik, Chief Executive Officer, stated, “Our strong results reflect the company’s relentless focus on innovation, product leadership and brand building.  We are executing our strategies and continue to gain share in the bra and shapewear categories across all of our channels of distribution while simultaneously controlling costs and investing in our business for the future.”

Financial Results for Third Quarter 2009 versus Third Quarter 2008

Net sales for the third quarter of 2009 increased $16.1 million, or 14.3%, to $128.7 million.  Wholesale segment net sales in the third quarter of 2009 increased $17.0 million, or 17.9%, to $111.9 million. Retail segment net sales decreased $0.9 million, or 5.1%, to $16.8 million in the third quarter of 2009.

The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores
Net sales for the department stores and national chain stores channel decreased $0.6 million, or 1.0%, to $56.7 million in the third quarter of 2009.  This decrease was largely a result of lost sales associated with customer bankruptcies filed in the third quarter of 2008.  Partially offsetting this decrease were sales from the Company’s licensed brands Donna Karan® and DKNY® that the Company launched in the first quarter of 2009 and the continued strength of its shapewear business.

Mass Merchants
Mass merchant channel net sales increased $5.4 million, or 19.0%, to $33.8 million in the third quarter of 2009.  This increase was primarily a result of strong sales growth in the shapewear and bra categories.

Other
Net sales in the other channel increased $12.2 million, or 132.6%, to $21.4 million in the third quarter of 2009 primarily from the replenishment of products based on the Company’s patent-pending Total SolutionTM technology with a specialty retailer and higher sales to off-price retailers.

Total international net sales, which are included in the wholesale segment, decreased $1.7 million, or 14.7%, to $9.9 million.  International sales were adversely affected by currency exchange rates and lower sales in Canada and Russia, which were partially offset by increased sales in the Benelux countries.

Retail Segment

Total retail segment net sales decreased $0.9 million, or 5.1%, to $16.8 million in the third quarter of 2009 with same store sales down 3.0% at Maidenform’s retail outlet stores.  Internet sales decreased $0.1 million in the third quarter of 2009.  Maidenform had 76 retail outlet stores as of the end of the third quarter of 2009 and 2008.

As a percentage of net sales, consolidated gross margins were 34.7% in the third quarter of 2009 versus 38.2% in the third quarter of 2008. The majority of the decrease was a result of the mix of customers and products, including a higher percentage of net sales from the Company’s lower margin other channel.

Consolidated selling, general and administrative expenses (SG&A) increased $0.3 million, or 1.1%, to $28.1 million in the third quarter of 2009 largely due to higher compensation costs, the majority of which were associated with incentive compensation.  Partially offsetting this increase was a decrease in bad debt expense associated with customer bankruptcies, which occurred in the third quarter of 2008, along with other cost reductions as the Company continues to manage its expenses.  As a percentage of net sales, SG&A declined 290 basis points to 21.8% in the third quarter of 2009 compared to 24.7% in the third quarter of 2008.

Due to all of the factors described above, operating income in the third quarter of 2009 was $16.6 million, or 12.9% of net sales, compared to $15.2 million, or 13.5% of net sales, in the third quarter of 2008.

Net interest expense in the third quarter of 2009 was $0.5 million compared to $1.0 million in the third quarter of 2008 as the Company benefited primarily from a lower average interest rate for the third quarter of 2009 when compared to the same period in 2008.

The Company’s effective income tax rate for the third quarter of 2009 was 0.6% compared to 40.4% in the third quarter of 2008.  The lower effective income tax rate resulted from additional net deferred tax assets, principally related to net operating losses that were recorded after the conclusion of an Internal Revenue Service audit during the period.  The Company’s effective income tax rate, excluding this non-cash, one-time benefit of $6.1 million, was 38.2%.  This decrease in the effective income tax rate in the third quarter was from a reduction in taxes on income from foreign operations when compared to the third quarter of 2008.

Net income for the third quarter of 2009 and 2008 was $16.0 million and $8.5 million, respectively, and EPS was $0.67 and $0.36, respectively.  Excluding the non-cash, one-time benefit mentioned above, net income for the third quarter of 2009 was $9.9 million and EPS was $0.42.

Financial Results for Year-To-Date 2009 versus Year-To-Date 2008

Net sales for the first nine months of 2009 increased $38.3 million, or 12.0%, to $357.1 million as increased sales in the mass merchant and other channels more than offset lower sales in the department stores and national chain stores channel.  Wholesale segment net sales, on a year-to-date basis, increased $39.8 million, or 14.5%, to $314.9 million.  Total international net sales decreased $4.8 million, or 15.9%, to $25.4 million.  Retail segment net sales for the first nine months of 2009 decreased $1.5 million, or 3.4%, to $42.2 million.  Same store sales for Maidenform’s retail outlet stores decreased 5.6%.  Internet sales remained unchanged at $3.9 million on a year-to-date basis.  The Company’s net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross margins, on a year-to-date basis were 34.2% versus 38.5% for the same period in 2008.  This decrease is a result of customer and product mix which included continued strong sales in the mass merchant and other channels, and the effect of promotional activity to drive inventory productivity.

Year-to-date operating income for 2009 was $40.3 million, or 11.3% of net sales, versus $41.3 million, or 13.0% of net sales, for the first nine months of 2008.

Net income for the first nine months of 2009 was $29.3 million and EPS was $1.24.  Net income for the nine months of 2008 was $22.3 million and EPS was $0.95.  Excluding the non-cash, one-time benefit of $6.1 million mentioned above, net income for the first nine months of 2009 was $23.2 million and EPS was $0.98.

Total cash and cash equivalents at the end of the third quarter of 2009 were $62.1 million compared to $37.0 million at the end of the third quarter of 2008.  The Company’s outstanding debt was $87.5 million as of October 3, 2009 versus $88.9 million as of September 27, 2008.  Net debt totaled $25.4 million at the end of the third quarter of 2009, with no material maturities until 2014.

Financial Performance Guidance for 2009:

Fourth Quarter Outlook:

•
Net sales for the fourth quarter are expected to increase 3% to 6% over last year with roughly flat sales at department stores and chains, mid single digit increases in the mass channel, double digit increases in the other channel, and sales down in the upper single digits in the retail segment.

•	Gross margin rates are anticipated to be in the mid 30’s percent range.
•	SG&A is expected to increase in low single digits percentage range over 2008.
•	EPS is expected to be in the range of $0.17 to $0.21 versus $0.10 last year.
•	Full year net sales are expected to increase by roughly 10% over full year 2008.
•	Non-GAAP EPS for the full year (excluding the one-time tax benefit recorded in the third quarter 2009) is expected to be in the range of $1.16 to $1.20 versus $1.05 last year.
•	GAAP EPS for the full year (including the one-time tax benefit recorded in the third quarter 2009) is expected to be in the range of $1.41 to $1.45 versus $1.05 last year.

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, November 11, 2009 at 8:30 am ET to discuss its third quarter 2009 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through November 25, 2009 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 57843375.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established and well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 86-year history, Maidenform has built strong equity for its brands and established a solid growth platform through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Flexees®, Lilyette®, Control It!®, Luleh®, Sweet Nothings®, Rendezvous®, Subtract®, Bodymates®, Self Expressions® and Inspirations®. Maidenform products are currently distributed in approximately 60 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the unprecedented conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)

	October 3, 2009	January 3, 2009
Assets
Current assets
Cash and cash equivalents	$62,113	$43,463
Accounts receivable, net	63,608	38,974
Inventories	59,376	65,039
Deferred income taxes	11,654	11,837
Prepaid expenses and other current assets	11,801	13,852
Total current assets	208,552	173,165
Property, plant and equipment, net	19,699	19,577
Goodwill	7,162	7,162
Intangible assets, net	96,487	97,358
Other non-current assets	793	982
Total assets	$332,693	$298,244

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	33,714	31,667
Accrued expenses and other current liabilities	22,992	19,476
Total current liabilities	57,806	52,243
Long-term debt	86,425	87,250
Deferred income taxes	21,128	24,252
Other non-current liabilities	11,847	14,841
Total liabilities	177,206	178,586

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
23,725,225 shares issued and 23,082,341 outstanding at October 3, 2009
and 23,488,357 issued and 22,496,003 outstanding at January 3, 2009	237	235
Additional paid-in capital	61,392	60,567
Retained earnings	107,553	78,246
Accumulated other comprehensive loss	(4,635)	(5,408)
Treasury stock, at cost (642,884 shares at October 3, 2009 and
992,354 shares at January 3, 2009)	(9,060)	(13,982)
Total stockholders’ equity	155,487	119,658
Total liabilities and stockholders’ equity	$332,693	$298,244

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three months ended		Nine months ended
	October 3, 2009	September 27, 2008	October 3, 2009	September 27, 2008

Net sales	$128,685	$112,586	$357,123	$318,755
Cost of sales	84,050	69,513	234,845	195,906
Gross profit	44,635	43,073	122,278	122,849
Selling, general and
administrative expenses	28,011	27,880	81,944	81,575
Operating income	16,624	15,193	40,334	41,274

Interest expense, net	494	1,014	1,794	3,326
Income before provision
for income taxes	16,130	14,179	38,540	37,948
Income tax expense	94	5,734	9,233	15,657
Net income	$16,036	$8,445	$29,307	$22,291
Basic earnings per common share	$0.70	$0.38	$1.29	$1.00
Diluted earnings per common share	$0.67	$0.36	$1.24	$0.95
Basic weighted average number of
shares outstanding	22,861,486	22,428,698	22,640,594	22,386,561
Diluted weighted average number of
shares outstanding	23,826,097	23,461,633	23,593,985	23,443,488

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine months ended
	October 3, 2009	September 27, 2008
Cash flows from operating activities
	$29,307	$22,291
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	2,651	2,690
Amortization of intangible assets	871	871
Amortization of deferred financing costs	138	142
Stock-based compensation	1,774	1,117
Deferred income taxes	(3,191)	3,874
Excess tax benefits related to stock-based compensation	(2,349)	(60)
Bad debt expense	214	1,102
Other non-cash items	(2,478)	-
Net changes in operating assets and liabilities
Accounts receivable	(24,599)	(7,454)
Inventories	5,807	5,923
Prepaid expenses and other current and
non-current assets	929	(235)
Accounts payable	2,034	(3,812)
Accrued expenses and other current and
non-current liabilities	3,962	(976)
Income taxes payable	3,201	(2,160)
Net cash from operating activities	18,271	23,313
Cash flows from investing activities
Capital expenditures	(2,692)	(1,358)
Net cash from investing activities	(2,692)	(1,358)
Cash flows from financing activities
Term loan repayments	(825)	(825)
Proceeds from stock options exercised	1,877	151
Excess tax benefits related to stock-based compensation	2,349	60
Payments of employee withholding taxes related to equity awards	(162)	(73)
Payments of capital lease obligations	(151)	(135)
Net cash from financing activities	3,088	(822)
Effects of exchange rate changes on cash	(17)	(725)
Net increase in cash	18,650	20,408
Cash and cash equivalents
Beginning of period	43,463	16,602
End of period	$62,113	$37,010

Supplementary disclosure of cash flow information
Cash paid during the period
	$2,043	$3,760
Income taxes	$11,288	$13,402

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	October 3,	September 27,	$	%
	2009	2008	change	change
	(in millions)
Department stores and
national chain stores	$56.7	$57.3	$(0.6)	(1.0%)
Mass merchants	33.8	28.4	5.4	19.0
Other	21.4	9.2	12.2	132.6
Total wholesale	111.9	94.9	17.0	17.9

Retail	16.8	17.7	(0.9)	(5.1)

Total consolidated net sales	$128.7	$112.6	$16.1	14.3%

	Nine months ended
	October 3,	September 27,	$	%
	2009	2008	change	change
	(in millions)
Department stores and
national chain stores	$157.2	$163.1	$(5.9)	(3.6%)
Mass merchants	99.5	87.2	12.3	14.1
Other	58.2	24.8	33.4	134.7
Total wholesale	314.9	275.1	39.8	14.5

Retail	42.2	43.7	(1.5)	(3.4)

Total consolidated net sales	$357.1	$318.8	$38.3	12.0%

	Three months ended		Nine months ended
	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008
Bras	62%	58%	64%	64%
Shapewear	33	33	30	29
Panties	5	9	6	7
	100%	100%	100%	100%

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